QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

	Company Contact:	Manny Marrero Chief Financial Officer (310) 460-0050
FOR IMMEDIATE RELEASE
	Investor Relations:	Chad A. Jacobs Integrated Corporate Relations, Inc. (203) 222-9013

MOSSIMO INC. ANNOUNCES ARBITRATION PANEL ISSUES INTERIM AWARD

        Santa Monica, California, November 13, 2002—Mossimo, Inc. (NASDAQ: MOSS) (the Company) announced today that the arbitration hearing panel in the Cherokee—Mossimo arbitration issued an interim award on November 11, 2002, in favor of Cherokee. The Company does not agree with the interim award, and is in the process of reviewing its options.

        All fees that might be due to Cherokee under the Cherokee—Mossimo Finders Agreement had been accrued and charged to operations through September 30, 2002, and the funds had been segregated in a separate bank account by the Company even though the payment of such amounts was pending the results of the arbitration.

        To the extent that the interim award is upheld, and Cherokee is entitled to recover attorney's fees, costs and interest, the Company will charge such amounts against operating results if and when they are incurred, and when the amounts can be reasonably determined.

        Founded in 1987, Mossimo, Inc. is a designer of men's, women's, boy's and girl's apparel and footwear, home textiles, cosmetics, eyewear and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

QuickLinks

  Exhibit 99
MOSSIMO INC. ANNOUNCES ARBITRATION PANEL ISSUES INTERIM AWARD